Exhibit 99.3

JOELE FRANK (JFWBK) - ENTEGRIS/ATMI

Moderator: Adam Pollack

February 4, 2014

8:30 a.m. ET

Operator:	Ladies and gentlemen, good morning, and welcome to today’s conference call and webcast announcing Entegris’ planned acquisition of ATMI.

All participants are currently in a listen-only mode, and following the presentation, I would like to ask that you – ask a question at that time, please press star, one on your touch-tone phone. We ask that you please limit your questions to one question and one follow-up question.

If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. When posing your question, we do ask that you please pick up your handset to allow optimal sound quality. Lastly, if you should require operator assistance, please press star, zero.

As a reminder, today’s call is being recorded, and a copy of the slide presentation will be available on the investor relations section of Entegris and ATMI’s website. An audio archive of the call will be available shortly after the call has concluded.

At this time, I would like to turn the call over to Steve Cantor, Entegris’ vice president of corporate relations. Please go ahead, sir.

Steve Cantor:	Thank you, Operator. Good morning, everyone, and thank you all for joining us. As a reminder, a copy of the slide presentation and press release regarding the transaction is available on the Investor Relations sections of both companies’ websites.

In addition, Entegris and ATMI each reported fourth quarter and full-year 2013 financial results this morning. The earning’s press releases and accompanying slides are available on Entegris’ and ATMI’s respective websites.

Before we begin, I would like to remind listeners that our comments today will include some forward-looking statements. These statements involve a number of risks and uncertainties which are outlined in detail in our reports and filings with the SEC.

On this call, we will refer to non-GAAP financial measures as defined by the SEC in Regulation G, and you can find a reconciliation table in today’s Entegris press release, as well as in the quarterly slide presentation we have posted on our website.

On today’s call, Bertrand Loy, Entegris’ president and chief executive officer, Doug Neugold, ATMI’s chairman, chief executive officer, and president, Greg Graves, Entegris’ CFO, and Tim Carlson, ATMI’s chief financial officer.

Bertrand?

Bertrand Loy:	Thank you, Steve. This is an exciting day for both Entegris and ATMI. Together, we are creating an even more powerful platform that creates value for all of our stakeholders. Please turn to slide three.

Before going into the details about the transaction, I am pleased to note that both companies this morning also reported very strong financial results for the fourth quarter and year end. This excellent performance reflects the importance of our technologies and solutions to our customers and on this course why we are so excited about putting these businesses together.

If you will, please turn to slide four. I am pleased to be joined onto this call with Doug Neugold, chairman, president, and chief executive officer of ATMI. In a few moments, we will provide the high-level details about the transaction, and Doug will share his perspective. I will then discuss in more detail the strategic rationale and financial benefits.

This acquisition brings together two key suppliers in the semiconductor industry to create a technology leader in advanced process materials, contamination control, and wafer handling. Our combined company will have increased size and scale and a value-creating capital structure. It will also have a premium product portfolio across critical areas of the semiconductor fab that will enable us to better meet the demanding technology needs of the world’s largest semiconductor makers and other electronics companies.

All of these elements combined with the synergies we expect to achieve provide a unique opportunity to generate significant value for both Entegris and ATMI’s shareholders. Let’s turn to slide five. On slide five, you will see an overview of the terms of this transaction. Under the terms of the merger agreement, Entegris will acquire ATMI in an all-cash transaction for a total value of approximately $1.1 billion on a fully diluted basis or approximately $850 million net of cash acquired, including the net cash proceeds from the previously announced sales of ATMI’s life sciences business for $170 million.

Now I would like to turn the call over to Doug.

Doug Neugold:	Thanks, Bertrand. I certainly share Bertrand’s enthusiasm for this combination, which we believe is in the best interests of ATMI’s employees, customers, and, of course, shareholders. These are two excellent companies in the industry, and we’ve long admired and have tremendous respect for Entegris’ team and their track record.

Most critically, I believe our customers will benefit from the resources and scales – and scale that the new Entegris can apply to enable their processes. Today’s announcement also represents a successful conclusion to our board’s strategic review to enhance shareholder value. We conducted a very robust process, resulting in today’s transaction, which will deliver significant cash value to our shareholders.

As many of you also know, on December 23, 2013, we announced the sale of ATMI’s life sciences business. That transaction is expected to close in the first quarter of 2014.

Turning back to our combination with Entegris, ATMI’s shareholders will receive $34 in cash without interest or dividends for each share of ATMI common stock they hold at the time of closing. The board of ATMI believes this is an attractive price that represents a premium of 26.3 percent to ATMI’s closing price on February 3rd.

Before turning the call back over to Bertrand, I’d also like to take a moment to express my deepest appreciation to our talented team at ATMI. I’m very proud of what we’ve done here. ATMI has a well-recognized legacy of innovation and leadership in process materials and materials delivery, the result of the hard work that takes place every day at all of our locations. Today is an important and exciting day in the evolution of the company and our employees’ careers.

I want to thank all our employees for their many contributions to build ATMI into a successful and attractive company and look forward to the even greater achievements in a bigger, stronger platform. My team and I look forward to working closely with Bertrand and his team as we work together on the integration.

And with that, Bertrand, thank you very much and over to you.

Bertrand Loy:	Thank you, Doug. The combination is expected to generate annualized cost savings of approximately $30 million. Importantly, the transaction is also expected to be immediately and significantly accretive to Entegris’ non-GAAP EPS in the first year with the potential for significant earnings leverage as the combined company’s cash flow generation will drive non-GAAP EPS growth through the repayment of debt.

We expect to fund this transaction with a combination of $360 million from existing cash balances and additional debt financing. Entegris has secured a commitment for a $460 million term loan B facility and a $360 million bond financing. Our financing agreements do not contain any maintenance covenants.

We expect a transaction we close in the second quarter of 2014 subject to the regulatory approvals of both U.S. and international regulators, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Act, as well as other customary closing conditions. The transaction is also subject to approval by ATMI shareholders.

On slide six, you will see an overview of what the combined company will look like on a pro forma basis. Entegris has a reputation for leadership in contamination control and wafer handling. ATMI brings advanced materials and material delivery systems for microelectronics applications. Together, we will offer an unmatched set of yield-enabling solutions for the world’s leading semiconductor manufacturers.

On a pro forma basis, the combined company will generate in excess of $1 billion in revenue, approximately 80 percent of which will be unit-driven. EBITDA is expected to be $250 million on a pro forma basis. Slide seven shows that the combined company will offer market-leading products that touch the entire IC fabrication process. In particular, we see complementary product offering in lithography, deposition, (well agent) clean, CMP, and implant that addresses many of the key technology challenges, as the semiconductor industry progresses.

The broader technology expertise in these critical process modules will also enable us to provide more innovative and better integrated solutions to meet our customers’ future technology roadmap. Finally, I would also point out that the combined company will have market leadership positions in almost all of these areas.

Let’s turn to slide eight. As I am sure you are aware, there are a few major trends that are experiencing in industry today, including increasing complexity and cost in the semiconductor manufacturing process, and greater emphasis on defect reduction in yield improvement. We believe that new Entegris will benefit significantly from both trends.

For the increasing complexity as a result of new process technologies, such as (multi-patenting) or new chip geometries, such as (fin fed transistor), we will benefit from greater usage of materials and consumables, and increasing needs for specialized material solutions.

The greater forecast on defect reduction will drive more demand for Entegris’ filtration and purification products and offer us a unique opportunity to provide cleaner materials and more controlled shipment and delivery of materials.

I will now turn the call over to Greg Graves, Entegris’ CFO.

Greg Graves:	Thanks, Bertrand. Slide nine is another way of looking at how this transaction enhances our financial profile. We’ve already addressed many of these points, but as you move left to right, from our consolidated pro forma revenues of over $1 billion to our expected annualized savings, we think it is evident that we will be positioned to generate ample cash flow to rapidly reduce debt and compound our EPS growth.

We have a team experienced in integration to guide us through the process, which gives us confidence in our ability to realize the benefits of this transaction on an accelerated timeline. As you can see, this transaction provides multiple value creation opportunities.

If you turn to slide 10, I’ll take you through our pro forma balance sheet at a high level. The combined company will have a more efficient balance sheet, benefiting from the deployment of excess cash and the addition of debt at attractive rates with essentially no required amortization and with no maintenance covenants. Post close, we will have $820 million of total debt, representing 3.3x multiple of total debt to 2013 pro forma EBITDA, or two times EBITDA on a net basis.

The business is expected to continue to generate ample cash flow to facilitate debt pay-down, and we will maintain an additional $85 million in liquidity through an undrawn asset-backed revolver. The combination of the ABL and the cash on the balance sheet in closing, including approximately $50 million in the U.S., will give us a strong liquidity position. In addition, we expect to be able to move additional cash back to the U.S. as we go through the integration process.

Given the earnings and cash flow potential, as well as the incremental boost to EPS that we expect over time from our deleveraging activities, this is an investment that is clearly attractive from a shareholder perspective. And now please move to slide 11, and I’ll turn it back to Bertrand.

Bertrand Loy:	Thank you, Greg. Once again, we are very excited about our announcement today and what this means for our customers, employees and investors. The transaction creates significant shareholder value and will lead the enhanced product offerings for our customers across the entire fab. Our employees will benefit from an organization that has a stronger position in the industry, as well as new potential to accelerate growth. Entegris will truly have the opportunity to lead the industry in the development of next-generation process technology.

We are excited for the future, both in terms of the promise our industry has for new almost unimaginable electronics that will change the lives of billions of people around the world for the better, and for the role that Entegris will have making that happen.

Thank you all again for joining us today to discuss this announcement. We look forward to working with the ATMI team to complete this combination. I will now turn it back over to the operator for questions.

Operator:	Certainly. If you would like to ask a question, please press star, one on your telephone keypad. We do ask that you please pick up your handset to allow optimal sound quality. We ask that you please limit your questions to one and one follow-up question. One moment for your first question.

Your first question comes from the line of Patrick Ho with Stifel Nicolaus.

Patrick Ho:	Thank you very much. And, first off, congratulations to both you, Bertrand and Doug, for what looks like a really good deal.

Bertrand Loy:	Thank you, Patrick.

Doug Neugold:	Thank you.

Patrick Ho:	First off, in terms of the cost synergies that you talk about, the $30 million in potential savings, where do you see that, you know, primarily coming from? Is that going to be coming from the supply chain, I guess the manufacturing side of things? Where do you see most of those cost synergies coming from?

Bertrand Loy:	Patrick, thanks for the question. At this point, we really are concerning this acquisition really as a very complementary combination of technology platforms. So I will expect the integration to not have any meaningful impact in engineering and product management organizations. I would expect most of the synergies to come from SG&A.

Having said that, needless to say that we will be spending a lot more time in the coming weeks and months defining and finalizing the integration plans, and those details will be forthcoming.

Patrick Ho:	OK, great. And maybe just as a follow-up question, you know, given how complementary a lot of your solutions are for both companies, and it’s always been, you know, talked about in the industry in terms of fits, I guess the big picture question is, why now? You know, how did this deal kind of transpire? And what led to, you know, finally getting something like this done today versus, say, you know, a couple of years ago?

Bertrand Loy:	Well, Patrick, I think you’re close enough to our story to know that for the last 12 months, Greg, myself and our board of directors have spent considerable amount of time framing our capital allocation strategy. And we’ve been very specific about the order of priorities and where we want it to deploy our cash.

We wanted, first, to be able to fund and increase our R&D spending, which we did. We wanted to be able to complete a number of strategically important projects, such as the i2M Center and the funding of the 450 platform. Third was really the ability to identify high-quality assets. And then last was a commitment to a share buyback.

Needless to say that we spent a lot of time looking for the high-quality assets that would be, you know, adequate for our M&A strategy, and we were very pleased to get the call from Doug and his team, you know, earlier this year and make that happen.

Patrick Ho:	Great, thank you, guys, and congrats again.

Bertrand Loy:	Thank you.

Doug Neugold:	Thank you, Patrick.

Operator:	Your next question comes from the line of (Evenish Camp) with Davidson and Company.

(Evenish Camp):	Good morning, everyone.

Doug Neugold:	Good morning (inaudible)

Bertrand Loy:	Good morning.

(Evenish Camp):	So quick question. Of course, the synergies have been described a little bit here, $30 million. Do you have a timeline for that? You know, how much time would it take to get to that level?

Greg Graves:	(Evenish), this is Greg. We’d expect to achieve the synergies really over the next – in the first 18 months after closing. And, really, if you think about it, we won’t get a lot of synergies in the first quarter out of the box, would really expect to achieve about $5 million a quarter until we get to sort of the full ramp of $30 million, which we’d expect to be the later part of 2015.

(Evenish Camp):	OK. And then one other question. Of course, you know, ATMI also reported today, and we saw some good there results in the eVOLV side of the business. That seems to be the one that could be a growth driver. Now, is Entegris also committed to continue to show, you know, interest and, of course, you know, research, and then put in the capital in the growth of the eVOLV business?

Bertrand Loy:	Yeah, I think this eVOLV platform is certainly very intriguing and very appealing to us. I would tell you that at Entegris over the last few year we have also spent a fair amount of time trying to find ways to leverage our core technologies into adjacent markets and new applications.

Honestly speaking, I think that there is probably a lot we can learn from ATMI. I think they’ve had a lot of success doing that, and I think that that could be some of the value that we unlock as we combined also companies.

(Evenish Camp):	Thank you so much, guys.

Operator:	Your next question comes from the line of (inaudible)

Male:	Hi, good morning. Thank you for taking my question. Just wanted to clarify. So you did mention regulatory approvals elsewhere. Aside from the U.S., the Hart-Scott-Rodino, HSR, just wanted to understand if there were any other regulatory approvals aside from that.

Bertrand Loy:	Yeah, we – we’ve been looking at that. And our lawyers, obviously, will be finalizing those requirements. At this point, we do not expect to file – to have to file for regulatory approvals in countries where this process would take an inordinate amount of time, so that’s why we are comfortable with setting our expectations for closing to be in the second quarter of 2014.

Male:	OK. And then the follow-up about this life sciences. It’s mention (inaudible) (DMA) and the release. I mean, any – any reason why that deal wouldn’t close? That deal seems pretty straightforward. And that was announced December 23rd by ATMI, but just wanted to make sure that, you know, it is a condition, so just – you know, is that kind of a straightforward process for not only that transaction to be completed, but allowing your transaction to be completed? Because it is a condition.

Tim Carlson:	Yeah, this is Tim Carlson. We expect that transaction to close before the end of February.

Male:	End of February? OK, thanks, Tim. And then – so then – OK, so that’s straightforward, and then that cash is going to be used to finance this. It said $165 million or $170 million. Is there a condition that all of that cash has to be there or – on the balance sheet for ATMI before the deal closes?

Tim Carlson:	There’s not a specific condition. But, I mean, the sale of the life sciences business is a condition, so our assumption is that cash will be there.

Male:	OK, OK, fair enough. Thank you. Congratulations.

Bertrand Loy:	Thank you.

Operator:	Your next question comes from the line of (inaudible) with Sidoti.

Male:	Oh, hi. Thanks for taking my question, and congratulations. On the – just, you know, when I look at your companies separately and once combined, how should we think about margins – margin profile? Is it just treating just a – a straight average combination? Or is a target to get, you know – you know, a target margin goal, kind of, once everything is done?

Greg Graves:	(Jeram), it’s Greg. So, I mean, first of all, obviously, on the gross margin line, I mean, ATMI has significantly better margins than we do, so their combined gross margin will be better.

On the operating margin line, we’d expect margins to improve over time as we achieve the synergies. And from an Entegris perspective, as you know, we’ve run the business using the target operating model, really, for the last three or four years. And we would expect some time probably late in the second quarter to roll out a revised target model that will reflect how we would expect the business to operate at various revenue levels – the combined business to operate at various revenue levels.

Male:	OK, thanks. And, you know, just as a follow-up, the – one area where there might be some overlap – I’m not even sure about that – but could be the specialty materials now, how should we think about that business once, you know – once the combination’s done?

Bertrand Loy:	Well, I think that – you know, I think that we have a very broad technology portfolio. I think that all of those technologies are critical to serve the increasingly demanding requirements from our semiconductor customers. And I think that we have a very exciting opportunity pipeline in our SMD division. So, again, we are here today to talk about the broader picture. We’re here to talk about why we are so excited about combining and joining forces with ATMI. And I think that, again, the breadth of the technology will yet increase and I think will put us in a position to become more relevant to all of the IC makers.

Male:	OK. Thank you. Thanks a lot.

Operator:	Your next question comes from the line of (Christian Schwab) with (inaudible) Capital.

(Christian Schwab):	Hey, congratulations, guys.

Male:	(Christian).

(Christian Schwab):	I just want to – hey. I want to follow up Bertrand’s comment earlier that ATMI called Entegris earlier in the year. I was just trying to get a timeframe of how – if you could share with us how this transaction went down, they approached you about putting the two companies together. Was there multiple parties in discussions with that? Or was it just discussion pretty much between the two of you, if you could help (inaudible)

Bertrand Loy:	It was a rhetorical statement on my part, (Christian). Needless to say, we will be filing the necessary regulatory, you know, forms with the SEC. And there will be a lot of the details that you are after, so you will find a lot of your answers into the upcoming filings.

So, again, I think this is a very exciting day for us today. I think that, you know, we’ve always been very attracted to the platform and the culture of ATMI. I think that ATMI has been capable of continuously upgrading and updating its technology platform. It’s been well-known as a keen innovator in this space. And I think we’re combining this with a very global platform on the Entegris side, and I think that the combination will be very exciting for employees and customers alike.

(Christian Schwab):	I would agree. I just have one quick question regarding the microelectronics business. I know both you and ATMI have talked for some time about your ability, given your technology advantages, to grow at a rate greater than wafer starts.

As you put the combination of these two companies together, is there any change in kind of the percentages that Entegris has historically talked about on that ability to, I guess, growth, outpace, if you will, or whether that could potentially even accelerate, given the combination of the two companies?

Bertrand Loy:	So, (Christian), you’re right on. Both companies have been performing very well in a difficult industry environment, and both companies have been outpacing the industry growth rates. So we certainly would expect that to continue, and we certainly would expect this combined platform to be even better positioned to sustain that growth rate.

I won’t be specific about our expectations at this point. I think a lot of work needs to take place as we look at integrating the two companies, as we look at engaging side-by-side with some of our strategic customers, but we will be very much – like, we will be providing more color on the overall target model by the end of the second quarter of 2014. We would expect at the same time to also establish some level of expectation in terms of our growth projections going forward.

(Christian Schwab):	Fabulous. Congratulations again.

Bertrand Loy:	Thank you.

Operator:	Your next question comes from the line of (Jason) (inaudible) Securities.

(Jason):	Good morning. Congratulations on a strong quarter and announcing the transactions.

Bertrand Loy:	Thank you, (Jason).

(Jason):	You know, it’s extremely close to the core in terms of capital allocation, but the deal is surprising in a couple of ways. You know, it’s definitely a move outside in terms of capital structure and the cash buffer. So maybe, Bertrand, just in terms of size, you know, for investors that think back historically to the downturn in (Poco), what’s giving you comfort in the timing and valuation now, you know, in the overall context of the semi-cycle?

Bertrand Loy:	So, (Jason), I’ll answer the question first, and I will turn to Greg, if he wants to provide any additional perspective. I will tell you that, first of all, we spend a lot of time thinking very thoughtfully about what was the right capital structure to finance (this deal).

If you look at the gross leverage ratio, it’s true that it’s in excess of three, but if you look at the net leverage ratio, you’re right around two. And the made us comfortable.

But more importantly, putting the size of the debt aside for a second, I will draw your attention to the shape and the structure of the debt. It’s coming with no maintenance covenants. It provides us with a lot of flexibility and will allow us to really fund all of the strategic initiatives that require funding. So that’s, you know, the first statement.

The other part is that, as you know, both companies have had a history of generating very healthy cash flows. I think that the results that we’ve been reporting is just a testament to that. And we believe that we have the right ability to sustain any meaningful semiconductor down cycle, if that’s what the future holds for us.

Needless to stay, we stress-tested this debt structure on a number of different scenarios, and we believe that, you know, this is a very safe financial structure for us. But, Greg, I don’t know if there’s anything you want to add to that.

Greg Graves:	I would, just – I would echo some of what Bertrand said, but, (Jason), you said on the front end. It is actually consistent with our liquidity strategy. We’ve consistently said we want to keep $125 million on hand to run the business in this capital structure on day one. We will have $125 million in liquidity just in the United States. And we’ll have another very significant amount of cash outside the U.S., so our liquidity will be very strong going into this.

And then I think just the fact that there’s no maintenance covenants, no amortization, and relatively attractive rates on the debt, I mean, make this, you know, the right transaction at this time.

(Jason):	OK, great. And I guess you mentioned securing commitments and attractive rates. Can you maybe give some range on expectations in terms of the length to maturity and rate on the financing?

Greg Graves:	Yeah, so we have – you know, the financing is fully committed. I mean, we have $820 million of permanent financing commitment, and the $85 million ABL is fully committed. We’d expect the term on both of the pieces of permanent financing to be in the 7-year range. And rates – think about it in terms of an average rate of somewhere in the five-and-a-half range.

(Jason):	OK, appreciate that. And then just last question, how much of the – of ATMI’s core earnings was kind of being masked by the life science business there? I mean, in terms of R&D, I mean, was there spending underlying that, where that is going to go away, or that’s more of the synergies you’re talking about?

Tim Carlson:	The life science – this is Tim – the life sciences business itself, you know, has been operating close to breakeven the last couple of quarters. And it is expected to – you know, slightly profitable in the first couple quarters of 2014.

You know, the infrastructure between the two businesses or microelectronics and our life sciences businesses is quite distinct and separate, and it’s a pretty easy carve-off.

Male:	And from a – just to give you a perspective, on a standalone basis, I mean, excluding the synergies we expect to achieve, their EBITDA last year for that – the portion of the business we’re buying was about $85 million.

Bertrand Loy:	OK. And just to be clear, (Jason), I think the numbers that you’re seeing in the presentation really – the pro forma numbers reflect actually the exclusion of the (discontinued ops).

Male:	And if you look at ATMI’s press release, it is, you know, based on income from continuing operations.

(Jason):	Got it. Appreciate that. All right. Thanks, guys.

Operator:	Your next question comes from the line of (Bernie Isley) with Needham and Company.

(Bernie Isley):	(inaudible) congrats, as well, on the acquisition. I guess if you’re going to go through with an acquisition, make sure it counts. So, nice job on this.

My apologies if I missed this sort of in your prepared remarks or maybe in the Q&A, but on the manufacturing side of things, you’ve got, I guess, two separate sort of products so to speak. There’s not a lot of overlap in terms of your product lines, and you’ve got stringent qualification requirements. Is there – is there any possibility you’re going to get any synergy in the manufacturing front here? Or are you just going to be kind of running this as two separate scenarios, at least for the foreseeable future?

Bertrand Loy:	So, (Bern), this is Bertrand. I would just say that, you know, in – at the high level, I would just remind you that the product lines are very different. And the manufacturing technologies are also fairly separate. So we will certainly take a look at ways to optimize the structure, and there could be some opportunities on some of the support functions.

But to a great extent, I think, again, as I stated earlier, most of the synergies would be found in the SG&A lines. As I said, we are in the process of establishing an integration team. That team will be made of ATMI and Entegris employees. This team will start working probably in the next couple of weeks, and I think we will have a lot more details and a lot more of a framework to answer those questions in upcoming calls.

(Bernie Isley):	OK, thank you.

Operator:	Your next question comes from the line of Dick Ryan with Dougherty.

Dick Ryan:	Thank you. Hey, Bertrand, does the combination alter your strategy on the nanotechnology side?

Bertrand Loy:	Could you – can you reframe your question?

Dick Ryan:	Well, with, you know, the investment in the i2M, you know, does this enhance, you know, your efforts there? Or what’s – you know, how would you look at the nanotechnology efforts going forward with the combination?

Bertrand Loy:	So the i2M investment was really centered around providing the right capabilities in terms of equipment – so process equipment capabilities, metrology capabilities, and providing a home for a number of additional technical and scientific resources that we wanted to bring into the company.

The primary beneficiary of this investment would be the liquid micro-contamination product lines, the gas micro-contamination product lines, and the specialty coating product lines. So I think that this is really what drove investment. We will certainly, as part of the integration effort, look at the best ways to combine metrology capabilities and other analytical capabilities between the two companies. And I hope that what we have in the i2M Center could be beneficial to ATMI, as well. But it’s a little too early to tell.

Dick Ryan:	OK, thank you.

Operator:	Your next question comes from the line of Steve Schwartz with First Analysis.

Steve Schwartz:	Good morning, guys, and congratulations.

Male:	Hey, Steve.

Bertrand Loy:	Good morning, Steve. Thank you.

Steve Schwartz:	Hey, I have – you know, first question. ATMI was developing an area called resource efficiency. And I’m just wondering how that might cross over with what Entegris is doing. And just if you could confirm, on slide seven, where you show the IC wafer fab process, that resource efficiency element is not really shown there. Is that – is that true?

Bertrand Loy:	It’s true. So I think – let me talk first about slide seven. Slide seven was really trying to project a picture of, you know, traditional major process areas in an IC fab. I think the process efficiency technology that you’re referring to really have applications outside of the fab, and it’s why it’s not on this particular slide here.

So the key message on slide seven is that the new platform will be viewed as a must-have strategic partner by all IC makers. I think we are in a position now to provide leading-edge solutions across all of the critical process areas in the fab. And that’s what this slide is talking about.

As I said earlier, some of the other initiatives that – that the ATMI has funded in the past are very attractive and very appealing. That’s something that is totally new to us that we need to understand and discover. And as I said, I would give a lot of credit to Doug and his team in their ability in the past to unlock value from or for their core technology outside of their core markets, and that’s certainly something that I believe we can learn from at Entegris.

So I look forward to getting to know this technology better, getting to know those applications better, and more importantly, getting to understand that DNA, which is probably something that we want to be sure we protect.

Steve Schwartz:	OK. Doug, have you guys put a growth rate or revenue potential for that part of your business in the public, maybe stated anything?

Doug Neugold:	Yeah, there have been comments made on various times about how we expected to achieve (first royal) license revenue, so, you know, we enter into license agreements with people who would like to deploy the technology, and then about three or four quarters after that, it turns into – it turns into an ongoing stream of revenue from the contract that we would enter into, which would generally be based on the recovery of precious metals, the most important part of (the way stream). So we have talked about expectations for how that would improve, and I’ll let Tim share those details with you.

Tim Carlson:	Yeah, we’re expecting at least $5 million in 2014, and expect that to ramp over the next three to five years to the $30 million and $40 million range.

Steve Schwartz:	(inaudible) three, five years. OK, very good. And then if I could, as my follow-on, just to daisy-chain onto (Jason’s) question about the financing, Greg, can you give us a specific number that you guys have in mind in terms of interest expense on the debt?

Greg Graves:	Well, the interest expense – you know, if you’ve got $800 million – or $820 million in debt and rates in – call it the – you know, the five-and-a-half range, you know, you’re looking at interest costs somewhere in the $40 million to $50 million range.

Steve Schwartz:	OK, that’s good. Thank you.

Operator:	Our final question comes from the line of (Ben Peng), (Northland Capital).

(Ben Peng):	Thank you for taking my question, and congratulations. In reference to slide number seven, where is the weighting for the ATMI revenues, in terms of these different deposition steps. And from the combined entity, where do you see the most leverage opportunity-wise, in terms of – you know, where does it really meaningfully change the revenue per (wafer pass), if you will, on these different categories?

Bertrand Loy:	Hi, (Ben). This is Bertrand. You know, I think that – I’m not sure I want to start actually laying a framework around which we will have to report the performance of the business on an ongoing basis, so if you would allow me, I would try to avoid answering very specifically your question. As we – again, as we proceed with the integration of the ATMI business, we will think long and hard about what’s the best way to group those product lines and those technologies. And then, again, what’s the best way to characterize, you know, the impact of those technologies on our customers’ yields and, you know, bring it all the way back down to a dollar per wafer type of metric. So if you don’t mind, we’re going to – we’re going to table the discussion for the future calls.

(Ben Peng):	OK, fair enough. One follow-up on slide number eight. You know, if you look at the number of steps going up, what was the – what would the number of IC units look like? Aren’t those actually a lower rate, meaning if you go to (inaudible) you’re going to be at – I think it was 85 percent consumables after the – or 80 percent unit-driven revenues for the combined company. Does that actually, I guess, you know, actually decrease some of the growth rate overall? I mean, you’re – the steps are going up for manufacturing IC, but the units actually go down, right?

Bertrand Loy:	Right, right, right. But I think, you know, again, I think the reason why we believe it’s a very appealing profile to have 80 percent of our revenue being driven by wafer starts is that we do believe that wafer starts, number one, will be growing. Number two, it’s less volatile than the – you know, than the industry CapEx. And overall, we believe that, you know, wafer starts will benefit from the increasing number of steps required to process the wafer. So in other words, I think that, you know, we will benefit from all of those various challenges as we put those two companies together.

(Ben Peng):	Thank you very much.

Bertrand Loy:	I think this was our last question, so I want to thank you, Operator, and thank you, everyone, for joining us on the conference call this morning. In conclusion, we are excited to announce this transaction, which creates a technology leader in advanced process materials, contamination control, and wafer handling. Thank you, and have a great day.

Operator:	Thank you for participating in today’s conference call. You may now disconnect your lines at this time.

END